Exhibit 10.1

July 10, 2017

VIA HAND AND EMAIL

Mr. Ron Marshall

2400 West Central Road

Hoffman Estates, IL 60192

Re:	Special Bonus Opportunity

Dear Ron:

We are pleased to inform you that, in recognition of your contributions to Claire’s Stores, Inc. (the “Company”), you are being offered the opportunity to receive special cash bonus payments from the Company (each, a “Transaction Fee Award”), on the following terms and conditions:

1.    Payment. Subject to the terms of this letter, you will be entitled to an amount equal to 10% of the amount of each and any fee that may be paid from time to time to Apollo Management VI, L.P. (together with its affiliates, “Apollo”), Cowen & Co., LLC, as successor to Tri-Artisan Capital Partners, LLC, (“Cowen”, and together with Apollo, the “Managers”) pursuant to that Amended and Restated Management Services Agreement dated June 6, 2017 or any successor agreement (the “Management Services Agreement”) between the Company, Claire’s Inc., the Managers and TACP Investments – Claire’s LLC to the extent that such fee is in respect of Major Transaction Services as defined in and pursuant to the Management Services Agreement.

2.    Termination of Employment. In order to receive payment of any Transaction Fee Award, you must remain employed through the date that Apollo and/or Cowen receive their corresponding fee. Upon termination of employment for any reason, any right to any further payments of any Transaction Fee Award will be forfeited.

3.    Tax Withholding. Payment of any Transaction Fee Award will be subject to applicable federal, state and local tax withholding.

4.    Effect on Other Benefits. You acknowledge that payment of any Transaction Fee Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, matching contributions or similar payments.

5.    Assignment. The obligation to pay the any Transaction Fee Award is solely that of the Company, provided that the Company may assign its obligations to any entity that succeeds to the Company’s business. You may not assign your right to receive any Transaction Fee Award.

6.    No Right to Continued Employment. This letter does not affect your status as an at-will employee and the Company or its subsidiaries remain free to terminate your employment at any time for any reason.

7.    Governing Law. Any dispute arising under this letter shall be decided by applying the laws of the State of Illinois, without regard to conflicts of law principles.

We hope that this arrangement encourages your continued commitment to the Company. Please acknowledge your agreement to the terms of this letter by countersigning it in the space below and returning it to me.

Sincerely,

CLAIRE’S STORES, INC.

By:	/s/ Stephen Sernett
Name:	Stephen Sernett
Title:	Secretary

ACKNOWLEDGED AND AGREED TO

THIS 10th DAY OF July, 2017

/s/ Ron Marshall